EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                State or Country
Name                                           of Incorporation

Century Casinos Management, Inc.                        Delaware
Century Casinos Nevada, Inc.                              Nevada
Century Management u. Beteiligungs GmbH                  Austria
Century Casinos Cripple Creek, Inc.                     Colorado
WMCK-Acquisition Corp.                                  Delaware
WMCK-Venture Corp.                                      Delaware
Century Casinos Africa (Pty) Limited                South Africa
Century Casinos Caledon (Pty) Limited               South Africa
Century Casinos West Rand (Pty) Limited             South Africa
Rhino Resort Limited                                South Africa